Exhibit 10.2

CONFIDENTIAL

February 1, 2019

Mr. Scott Scharfman

Director

School Specialty, Inc.

W6316 Design Drive

Greenville, WI 54942

Re: Project School – Interim CEO

Dear Mr. Scharfman:

The purpose of this letter is to confirm the understanding and agreement (the “Agreement”) between School Specialty, Inc., (the “Client” or “SSI”) and FTI Consulting, Inc. (“FTI”) concerning the Client’s engagement of FTI to provide certain temporary employees to the Client for performing interim management services (the “Services”). This Agreement is effective on February 1, 2019 (the “Effective Date”). The FTI Standard Terms and Conditions attached hereto as Exhibit “A” are also incorporated herein and forms part of this Agreement.

1.     Temporary Interim Officer(s), Hourly Temporary Employees and Services

FTI will provide Michael Buenzow to serve as the Client’s Interim Chief Executive Officer (the “Interim CEO”) reporting to the Board of Directors of School Specialty, Inc. (“Board”), in connection with the Engagement. The Interim CEO, as well as any additional Hourly Temporary Staff, (as defined below), shall have such duties as the Board may from time to time determine, and shall always report to and be subject to supervision by the Board. Without limiting the foregoing, the Interim CEO, as well as any Hourly Temporary Staff, shall work with other senior management of the Client, and other professionals, to provide the Services.

In addition to providing the Interim CEO, FTI may also provide the Client with additional staff (the “Hourly Temporary Staff” and, together with the Interim CEO, the “FTI Professionals”), subject to the terms and conditions of this Agreement. The Hourly Temporary Staff may be assisted by or replaced by other FTI professionals reasonably satisfactory to the Board, as required, who shall also become Hourly Temporary Staff for purposes hereof. The initial schedule of potential Hourly Temporary Staff is set out on Exhibit “B”. FTI will keep the Board reasonably informed as to FTI’s staffing and will not add additional Hourly Temporary Staff to the assignment without first consulting with the Client.

The Services do not include (i) audit, legal, tax, environmental, accounting, actuarial, employee benefits, insurance advice or similar specialist and other professional services which are typically outsourced and which shall be obtained directly where required by the Client at Client’s expense; or (ii) investment banking, including valuation or securities analysis, including advising any party or representation of the Client on the purchase, sale or exchange of securities or representation of the Client in securities transactions. FTI is not a registered broker-dealer in any jurisdiction and will not offer advice or its opinion or any testimony on valuation or exchanges of securities or on any matter for which FTI is not appropriately licensed or accredited. An affiliate of FTI is a broker-dealer but is not being engaged by the

Client to provide any investment banking or broker-dealer services. The Client agrees to supply office space, a dedicated computer, email, mobile phone, office telephone, and administrative support services to the Interim CEO as reasonably requested by FTI in connection with the performance of its duties hereunder.

2.     Compensation to FTI

Professional fees in connection with this Engagement are set forth in Exhibit C. In general, FTI will bill the Client based upon the actual time incurred providing the Services, multiplied by our standard hourly rates, summarized as follows:

United States

Per Hour (USD)
Senior Managing Directors	$895 - 1,195
Directors / Senior Directors / Managing Directors	670 - 880
Consultants / Senior Consultants	355 - 640
Administrative / Paraprofessionals	145 - 275

Hourly rates are generally revised periodically. To the extent this engagement requires services of our International divisions or personnel, the time will be multiplied by our standard hourly rates applicable on International engagements. Note that we do not provide any assurance regarding the outcome of our work and our fees will not be contingent on the results of such work.

The Client is not responsible for payment of any employee benefits including medical insurance, vacation or sick pay, employment taxes or any other costs typically incurred as employer. In addition to the professional fees, the Client is obligated to provide coverage for the Interim CEO under the Client’s Directors & Officers Insurance Policy. This is a standard and typical practice for interim officer assignments and usually does not result in any incremental cost to the Client. In the event the existing policy is inadequate or does not provide $10.0 million of coverage, FTI may elect to purchase an additional supplemental D&O policy, the cost of which may be billed to the Client.

In addition to the fees outlined above, FTI will bill for reasonable allocated and direct expenses which are likely to be incurred on your behalf during this Engagement. Allocated expenses include the cost of items which are not billed directly to the engagement but are incurred centrally, including out-of-pocket costs for data services and research materials which FTI subscribes to that we expect to use on your engagement, copying, phone charges, and other overhead expenses that are not billed through as direct reimbursable expenses and are calculated at 6.0% of FTI’s fees as described above. Since the Client will be directly providing the Interim CEO with administrative support, the allocated expense fee will be eliminated for this engagement.

Direct expenses include reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as internet access, telephone, overnight mail, messenger, travel, meals, accommodations and other expenses specifically related to this engagement. Further, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses (including legal counsel fees) with respect thereto.

We will send the Client periodic invoices (not less frequently than monthly) for services rendered and charges and disbursements incurred on the basis discussed above. Each invoice constitutes a request for an interim payment against the final fee to be determined at the conclusion of our Services. Upon transmittal of the invoice, we may immediately draw upon the Initial Cash on Account (as replenished from time to time) in the amount of the invoice. The Client agrees that within thirty (30) days of submission of each such invoice to wire the invoice amount to us as replenishment of the Initial Cash on Account (together with any supplemental amount to which we and the Client mutually agree), without prejudice to the Client’s right to advise us of any differences it may have with respect to such invoice. We have the right to apply to any outstanding invoice (including amounts billed prior to the date hereof), up to the remaining balance, if any, of the Initial Cash on Account (as may be supplemented from time to time) at any time subject to (and without prejudice to) the Client’s opportunity to review our statements.

The Client agrees to promptly notify FTI if the Client or any of its subsidiaries or affiliates extends (or solicits the possible interest in receiving) an offer of employment to a principal or employee of FTI involved in this Engagement and agrees that FTI has earned and is entitled to a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus and equity award, to be paid to FTI’s former principal or employee that the Client or any of its subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.

Cash on Account:

Initially, the Client will forward to us the amount of $125,000, which funds will be held “on account” to be applied to our professional fees, charges and disbursements for the Engagement (the “Initial Cash on Account”). To the extent that this amount exceeds our fees, charges and disbursements upon the completion of the Engagement, we will refund any unused portion. The Client agrees to increase or supplement the Initial Cash on Account from time to time during the course of the Engagement in such amounts as the Client and we mutually shall agree are reasonably necessary to increase the Initial Cash on Account to a level that will be sufficient to fund Engagement fees, charges, and disbursements to be incurred.

Additional Provisions Regarding Fees:

a)	FTI may stop work or terminate the Agreement immediately upon the giving of written notice to the Client if payments are not made in accordance with this Agreement,

b)

Client and FTI agree that FTI is not an employee of the Client and the FTI employees and independent FTI contractors who perform the Services are not employees of the Client, and they shall not receive a W-2 from the Client for any fees earned under this engagement, and such fees are not subject to any form of withholding by the Client. The Client shall provide FTI a standard form 1099 on request for fees earned under this Engagement.

Copies of Invoices shall be sent by facsimile or email as follows:

To the Client at:

School Specialty, Inc.

W6316 Design Drive

Greenville, WI 54942

Attention: Kevin Baehler, CFO

3.     Availability of Information

In connection with FTI’s activities on the Client’s behalf, the Client agrees (i) to furnish FTI with all information and data concerning the business and operations of the Client which FTI reasonably requests, and (ii) to provide FTI with reasonable access to the Client’s officers, directors, partners, employees, retained consultants, independent accountants, and legal counsel. FTI shall not be responsible for the truth or accuracy of materials and information received by FTI under this agreement.

4.     Notices

Notices under this Agreement to the Client shall be provided as set forth in paragraph 2(e).

Notices to FTI shall be to:

FTI Consulting, Inc.

227 W. Monroe St., Suite 900

Chicago, IL, 60606

Attn: Michael Buenzow

Phone: 1.312.252.9333

Fax: 1.312.252.9301

Email: michael.buenzow@fticonsulting.com

Notices shall be provided by (a) fax and email, (b) hand delivery, or (c) overnight delivery. If provided by fax and email or hand delivery, they shall be deemed effective the date given. If provided by overnight delivery, they shall be deemed effective on the date of actual receipt.

5.    Indemnification by FTI

FTI shall defend and indemnify the Client, its Officers and Directors with respect to any claim by any FTI employee or independent FTI contractor who performs services for the Client that such FTI employee or independent FTI contractor was employed by the Client and is entitled to wages, benefits, or payroll tax contributions by the Client.

6.    Confidential Information and Assignment of Intellectual Property

FTI employees and independent FTI contractors who perform services for the Client shall execute the Client’s form of non-disclosure agreement and assignment of intellectual property rights with respect to information developed or learned or intellectual property created in connection with his or her services to the Client in the form attached hereto as Exhibit D. Subject to the restrictions on use and disclosure set forth in Section 1.1 of the attached Standard Terms and Conditions. FTI disclaims any ownership interest in any intellectual property, whether in the form of a trade secret, invention, patent, trademark or copyright created by any FTI employee or independent FTI contractor in connection with his or her service to the Client.

7.    Non-Competition

FTI shall not assign FTI employees and independent FTI contractors who perform services for the Client to perform services for any person or entity relating to the distribution. design, development, or sourcing of school supplies, furniture, curriculum and supplemental learning resources to educators or pre-school, primary or secondary educational institutions, during the period such FTI employee or independent FTI contractor is assigned to perform services for Client or for a period of twelve (12) months following the end of such FTI employee’s or independent FTI contractor’s assignment with Client.

8.    Miscellaneous

This Agreement: represents the entire understanding of the parties hereto and supersedes any and all other prior agreements among the parties regarding the subject matter hereof; shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and assigns; may be executed by facsimile (followed by originals sent via regular mail), and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; and may not be waived, modified or amended unless in writing and signed by a representative of the Client and FTI. The provisions of this Agreement shall be severable. No failure to delay in exercising any right, power or privilege related hereto, or any single or partial exercise thereof, shall operate as a waiver thereof.

Based on our understanding of the parties involved in this matter and from input received directly from the Client, we have compiled a list of interested parties (the “Potentially Interested Parties”) and have undertaken a limited review of our records to determine FTI’s professional relationships with the Client and such Potentially Interested Parties. From the results of such review, we are not aware of any conflicts of interest or relationships that we believe would preclude us from performing the Services.

As you know, however, we are a large consulting firm with numerous offices throughout the world. We are regularly engaged by new clients, which may include one or more of the Potentially Interested Parties. The FTI professionals providing services hereunder will not accept an engagement that directly conflicts with this Engagement without your prior written consent.

During this Engagement, in the event we become aware of any potential conflicts, we will promptly notify the Client of the situation and work collaboratively with the Client to resolve the situation. Furthermore, we will not staff any FTI professionals on this Engagement if they have in the past or are currently working on other engagements that involve any Potentially Interested Parties.

If this letter correctly sets forth our understanding, please so acknowledge by signing below and returning a signed copy of this letter to us.

Very truly yours,

FTI CONSULTING, INC.

By:    /s/ Michael Buenzow

Name: Michael Buenzow

Title: Senior Managing Director

ACCEPTED AND AGREED this 1st day of February, 2019.

On behalf of School Specialty, Inc.

By: /s/ Scott Scharfman

Name: Scott Scharfman

Title: Director

EXHIBIT A

FTI CONSULTING, INC.

STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which we will provide the Services to you set forth within the attached letter of engagement with the School Specialty, Inc. (the “Client”) dated as of February 1, (the “Engagement Letter”). The Engagement Letter and these Standard Terms and Conditions annexed thereto (collectively, the “Engagement Contract”) form the entire agreement between us relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services. The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.	Reports and Advice

1.1

Use and purpose of advice and reports – Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law, you shall not provide any advice given or report issued by us to any third party, or refer to us or the Services, without our prior written consent, which shall be conditioned on the execution of a third party release letter in the form provided by FTI. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.	Information and Assistance

2.1

Provision of information and assistance – Our performance of the Services is dependent upon you and the Client providing us with such information and assistance as we may reasonably require from time to time.

2.2

Punctual and accurate information – You and Client personnel shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete and relevant for the purpose for which it is required. You and the Client shall also notify us if you subsequently learn that the information provided is incorrect or inaccurate or otherwise should not be relied upon.

2.3

No assurance on financial data – While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof. Client management will be responsible for any and all financial information they provide to us during the course of this Engagement, and we will not examine or compile or verify any such financial information. Moreover, the circumstances of the Engagement may cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period. Accordingly, as part of this Engagement, we will not express any opinion or other form of assurance on financial statements of the Client.

2.4

Prospective financial information – In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and we will express no assurance of any kind on such information. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We will take no responsibility for the achievability of results or events projected or anticipated by the management of the Client.

3.	Additional Services

3.1

Responsibility for other parties – You and the Client shall be solely responsible for the work and fees of any other party engaged by you or the Client to provide services in connection with the Engagement regardless of whether such party was introduced to you by us. Except as provided in this Engagement Contract (including section 2 of the Engagement Letter with respect to the retention of certain agents and independent contractors), we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters. Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you or the Client, other than our agents or independent contractors engaged to provide Services, without your or the Client’s written authorization.

4.	Confidentiality

4.1

Restrictions on confidential information – All parties to this Engagement Contract agree that any confidential information received from the other parties shall only be used for the purposes of providing or receiving Services under this or any other contract between us. Except as provided below, no party will disclose other contracting party’s confidential information to any third party without such party’s consent. Confidential information shall not include information that:

4.1.1	is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 4.1;

4.1.2	is acquired from a third party who, to the recipient party’s knowledge, owes no obligation of confidence in respect of the information; or

4.1.3	is or has been independently developed by the recipient (without the use of confidential information).

4.2

Disclosing confidential information – Notwithstanding Clause 1.1 or 4.1 above, all parties will be entitled to disclose confidential information to a third party to the extent that this is required by valid legal process, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days’ notice in writing is first given to the other parties.

4.3

Citation of engagement – Without prejudice to Clause 4.1 and Clause 4.2 above, to the extent our engagement is or becomes known to the public, we may cite the performance of the Services to our clients and prospective clients as an indication of our experience, unless we and you specifically agree otherwise in writing.

4.4

Internal quality reviews – Notwithstanding the above, we may disclose any information referred to in this Clause 4 to any other FTI entity or use it for internal quality reviews; provided, that we shall cause such persons to keep such information confidential in accordance with the terms of this Engagement Contract.

4.5

Maintenance of workpapers – Notwithstanding the above, we may keep one archival set of our working papers from the Engagement, including working papers containing or reflecting confidential information, in accordance with our internal policies; provided, that we shall keep such materials confidential in accordance with the terms of this Engagement Contract.

5.	Termination

5.1

Termination of Engagement with notice – Termination of Engagement with notice – This Agreement is terminable by FTI at any time upon the giving of thirty (30) days written notice. This Agreement is terminable by the Client at any time upon written notice. Upon such termination by the Client (the “Termination Date”), FTI shall cease work and the Client shall have no further obligation for fees and expenses of FTI arising or incurred after the Termination Date, provided,

a) The Client shall reimburse FTI for its out-of-pocket expenses (the “Termination Expenses”) incurred in connection with commitments made by FTI prior to the Termination Date with respect to advance travel arrangements reasonably incurred, to the extent FTI is unable to obtain refunds of such expenses. FTI shall provide the Client with reasonable documentation to substantiate all Termination Expenses for which payment is requested; and

b) Unless FTI is in material default of this Agreement, termination shall not affect FTI’s entitlement to the Incentive Performance Fee.

5.2

Continuation of terms – The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, Clauses 3 and 4 of the Engagement letter, and Clauses 1.1, 4, 6 and 7 of the Standard Terms and Conditions, are intended to survive such termination or expiration and shall continue to bind all parties.

6.	Indemnification, Insurance and Liability Limitation

6.1

Indemnification – The Client agrees to indemnify and hold harmless FTI and any of its subsidiaries and affiliates, officers, directors, principals, shareholders, agents, independent contractors and employees (collectively “Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted (an “Adverse Determination”). The Client shall pay damages and expenses, including reasonable legal fees and disbursements of counsel as incurred in advance. FTI agrees that it will reimburse any amounts paid in advance to the extent they relate directly to an Adverse Determination.

6.2

Insurance – In addition to the above indemnification and provision regarding advancement of fees/expenses, FTI employees serving as directors or officers of the Client or its affiliates will receive the benefit of the most favorable indemnification and advancement provisions provided by the Client to its directors, officers and any equivalently placed employees, whether under the Client’s charter or by-laws, by contract or otherwise. The Client shall specifically include and cover employees and agents serving as directors and officers of the Client or affiliates from time to time with direct coverage under the Client’s policy for liability insurance covering its directors, officers and any equivalently placed employees. Prior to FTI accepting any director or officer position, the Client shall, at the request of FTI, provide FTI a copy of its current D&O policy, a certificate of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other document that FTI may reasonably request evidencing the appointment and coverage of the indemnitees. The Client shall maintain such D&O insurance for the period through which claims can be made against such persons. In the event the Client is unable to include FTI employees and agents under the Client’s policy or does not have first dollar coverage acceptable to FTI in effect for at least $10.0 million, FTI may, subject to the prior written consent of the Client, attempt to purchase a separate D&O insurance policy that will cover the FTI employees and agents only. The cost of the policy shall be invoiced to the Client as an out-of-pocket expense. Notwithstanding anything to the contrary, the Client’s indemnification obligations in this Section 6 shall be primary to (and without allocation against) any similar indemnification and advancement obligations of FTI, its affiliates and insurers to the indemnitees (which shall be secondary), and the Client’s D&O insurance coverage for the indemnitees shall be specifically primary to (and without allocation against) any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by FTI or otherwise).

6.3

Limitation of liability – You agree that no Indemnified Person shall be liable to you, or your successors, affiliates or assigns for damages in excess of the total amount of the fees paid to FTI under this Engagement Contract. Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind.

7.

Governing Law, Jurisdiction and WAIVER OF JURY TRIAL – The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. The parties submit to the jurisdiction of such Courts and irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction. TO FACILITATE JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE, YOU, THE CLIENT AND FTI IRREVOCABLY AND UNCONDITIONALLY AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SERVICES OR ANY SUCH OTHER MATTER.

Confirmation of Standard Terms and Conditions

Subject to the terms and conditions of the Engagement Letter, we agree that FTI Consulting, Inc. is engaged upon the terms set forth in these Standard Terms and Conditions as outlined above.

On behalf of School Specialty, Inc.

By: /s/ Scott Scharfman

Name: Scott Scharfman

Title: Director

Date: February 1, 2019

EXHIBIT B

INITIAL SCHEDULE OF POTENTIAL HOURLY TEMPORARY STAFF

Staff	Level	Specialty	Hourly Rate

Armen Emrikian	Sr. Managing Director	Finance / Lender Mgt.	$895

JD Wichser	Sr. Managing Director	Performance Improvement	$1,050

Tim Schleeter	Sr. Managing Director	Performance Improvement	$895

Ron Scalzo	Sr. Managing Director	Logistics / Distribution	$960

Christine DiBartolo	Sr. Managing Director	Strategic Communications	$875

Chase Gill	Managing Director	F, P & A	$825

Michael Paykin	Senior Director	Treasury / Cash Mgt.	$785

Ronald Bedway	Senior Consultant	Treasury / Cash Mgt.	$545

John Hayes	Consultant	Financial Modeling	$425

Andrew Kopfensteiner	Consultant	Financial Modeling	$425

Luke McCrory	Consultant	Financial Modeling	$425

***NOTE***

The aforementioned list should not be viewed as the engagement team staffing plan. This list is the current group of FTI professionals that have been identified as potential candidates to assist in the event additional staffing is required to complete the Services. The actual team will be a smaller group that will be selected based on functional expertise, timing, and availability.

EXHIBIT C

Fees – Interim Management Services

The fees incurred in connection with these Services will be based upon the actual time incurred to provide the Interim Management Services, multiplied by our standard hourly billing rates. In the event that FTI requests payment for the Interim CEO fees in excess of $160,000 during any one-month period, FTI is required to seek and obtain Board approval for any amount over the monthly threshold. Mr. Buenzow’s current standard hourly rate for 2019 is $1,195 per hour.

Fees – Hourly Temporary Staff

The fees incurred in connection with the Services provided by all other FTI Employees other than the Interim Officer(s) will be based upon the actual time incurred to provide the Services, multiplied by our standard hourly billing rates as set forth on page 2. Prior to the commencement of these Services, the Interim CEO will provide the Board with a detailed fee estimate along with an estimate of the benefits to be derived from the completion of these Services.

Fees – Incentive Performance Fee

In addition to the hourly fees, we propose an additional Incentive Performance Fee (“IPF”) which is based on the Client’s adjusted EBITDA performance. The agreed upon Incentive Performance Fee is as follows:

Adjusted EBITDA Level	Incentive Performance Fee
$50,000,000 to $52,000,000	0.50%
$52,000,001 to $57,000,000	0.75%
$57,000,001 to $62,000,000	1.25%
$62,000,001 to $65,000,000	1.50%
> $65,000,000	1.75%

The Incentive Performance Fee will be pro-rated based on the length of service of the Interim CEO during SSI’s fiscal year 2019, as follows, the Incentive Performance Fee shall be multiplied by a fraction the numerator of which is the number of days in 2019 from the first day of service through the last day of service in 2019, and the denominator of which will be the number of days in SSI’s fiscal year 2019.

EXHIBIT D

CLIENTS FORM OF NON-DISCLOSURE AGREEMENT

CONSULTANT CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

THIS AGREEMENT is made and entered into by and between School Specialty, Inc., a Delaware corporation (hereinafter “SSI”), and                                 , a consultant retained to perform certain consulting services for SSI (hereinafter “Consultant”).

In consideration of the retention of Consultant by SSI to perform consulting services for SSI, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and SSI agree as follows:

1. Definitions.

a) “Trade Secret” and “Trade Secret Information” have the meaning set forth in the statutory law of the State of Delaware (currently §§2001 through 2009, Del. Laws.) which currently is:

[I]nformation, including a formula, pattern, compilation, program, device, method, technique or process , that:

a.  Derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

b.  Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b) “Confidential Information” means all non-Trade Secret Information possessed by SSI about SSI and its business activities, which (i) is not generally known and is used or is useful in the conduct of the business of SSI, (ii) confers or tends to confer a competitive advantage over one who does not possess the information, or (iii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use.

c) Information Encompassed in Trade Secret and Confidential Information. Confidential and Trade Secret Information includes but is not limited to: (i) information about existing, new or envisioned products, product features, business methods, and/or services of SSI and their development and performance; (ii) scientific, engineering or technical information relating to the products and/or services of SSI; (iii) computer software and hardware of SSI; (iv) business or financial information relating to manufacturing, purchasing, inventories, data processing, personnel, marketing, sales, customers, pricing, costs and quotations; (v) information determined by SSI to be confidential and proprietary and which is identified as such prior to or at the time of its disclosure to Consultant; and (vi) information received by SSI from others which SSI has an obligation to treat as confidential. The parties specifically agree that all computer source code shall be considered to be Trade Secret Information.

d) Exclusions from Trade Secret and Confidential Information. Notwithstanding the foregoing, the terms “Trade Secret Information,” “Trade Secret,” and “Confidential Information” shall not include, and the obligations of non-disclosure set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Consultant by written evidence to have been known by Consultant prior to retention by SSI; (ii) is or becomes generally available to the public through no fault of Consultant; (iii) is obtained by Consultant in good faith from a third party who discloses such information to Consultant on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; (iv) is independently developed by Consultant outside the scope of Consultant’s retention by SSI without access to Confidential or Trade Secret Information; or (v) could not reasonably be anticipated to be useful to a competitor of SSI, or a party which seeks to be a competitor of SSI, as the case may be.

e) “Business Ideas” means all ideas, designs, modifications, formulations, concepts, know-how, trade secrets, discoveries, inventions, data, computer code, software, developments and copyrightable works, whether or not patentable or registrable, which Consultant originates or develops, either alone or jointly with others while Consultant is retained by SSI and which (i) are related to any business known to Consultant to be engaged in or contemplated by SSI, (ii) are originated or developed during Consultant’s hours working for SSI, (iii) are originated or developed in whole or in part using materials, labor, facilities or equipment furnished by SSI; or (iv) remuneration for the development or creation of which is given by SSI to Consultant.

2. Nondisclosure Obligation.

Consultant agrees that Consultant shall: (i) treat all Confidential and Trade Secret Information as secret and confidential; (ii) not use any Confidential Information or Trade Secret Information other than in furtherance of the performance of Consultant’s consulting duties for SSI; (iii) not, without the consent of SSI, disclose any Confidential Information or Trade Secret Information to anyone other than employees and other consultants of SSI. Consultant further agrees that, upon the termination of the consulting relationship with SSI, Consultant shall surrender to SSI and not remove from SSI’s premises or download or delete from SSI’s computer systems any correspondence, files, customer lists, computer disks or files and any other documents, records or electronic media of any kind which contain any Confidential or Trade Secret Information.

3. Commencement and Duration of Confidentiality Obligations.

This Agreement shall govern the rights and obligations of the parties effective from the first retention of Consultant by SSI and shall cover and include any information shared by the parties prior to such retention but in contemplation of possible retention. Consultant agrees to maintain all Trade Secret Information in confidence unless otherwise disclosed or obtained by means of one of the exceptions set forth in Section 1(d). Confidential Information shall be maintained in confidence during the Consultant’s period of Consultant’s relationship with SSI and for a period of 24 months thereafter unless otherwise disclosed or obtained by means of one of the exceptions in Section 1(d).

4. Assignment Obligation SSI will own, and Consultant hereby assigns to SSI and agrees to assign to SSI, all rights in all Business Ideas. All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by U.S. Copyright Law and, to the extent that such works are not works for hire, are hereby assigned to SSI and agreed to be assigned to SSI. While retained by SSI, Consultant will promptly disclose all Business Ideas to SSI. Consultant, at any time during or after the term of engagement by SSI will promptly execute all documents which SSI may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world

5. Enforcement.

a) Scope of Restrictions. Nothing in this Agreement shall prevent Consultant, after termination of the consulting relationship with SSI, from using general skills and knowledge gained while working with SSI.

b) Injunctive Relief. Consultant recognizes that irreparable and incalculable injury will result to SSI, its business and its property, in the event of a breach of the restrictions imposed by this Agreement. Consultant therefore agrees that in the event of any such breach, SSI shall be entitled, in addition to any other available remedies and damages, to an injunction, without the need for posting a bond, restraining further violation of such restrictions by Consultant or by any other person for whom Consultant may be acting or who is acting for Consultant or in concert with Consultant. If SSI is awarded an injunction or other remedy in connection with the enforcement of such restrictions, Consultant agrees to pay all costs and expenses, including attorneys’ fees, reasonably incurred by SSI in such enforcement effort.

6. Consultant Disclosures and Acknowledgments.

a) Prior Obligations. Consultant acknowledges that Consultant has no prior obligations (written or verbal), such as confidentiality agreements or covenants restricting future employment or consulting, which restrict Consultant’s ability to perform the duties as a consultant for SSI.

b) Confidential Information of Others. Consultant certifies that Consultant has not, and will not, disclose to or use for the benefit of SSI, any trade secret or confidential information which Consultant acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Consultant became a consultant for SSI.

c) Scope of Restrictions. By entering into this Agreement, Consultant acknowledges the nature of SSI’s business and the nature and scope of the restrictions set forth in this Agreement,

including specifically Delaware’s Uniform Trade Secrets Act, presently §§2001 through 2009, Del. Laws. Consultant acknowledges and represents that the scope of the restrictions in this Agreement are appropriate, necessary and reasonable for the protection of SSI’s business, goodwill, and property rights.

d) Prospective Employers and Consulting Services. SSI may, during the term of any restriction contained in this Agreement, send a copy of this Agreement to, or otherwise make the provisions hereof known to, any prospective or future employer of Consultant and to any prospective or future party contracting with Consultant for consulting services.

7. Miscellaneous.

a) Binding Effect. This Agreement binds Consultant’s heirs, executives, administrators, legal representative and assigns and inures to the benefit of SSI and its successors and assigns.

b) No Employment Relationship. Nothing in this Agreement shall be interpreted as creating the relationship of employee/employer between Consultant and SSI or the establishment of an agency relationship between the parties. Each party is not and shall not represent itself as authorized to enter into any contract or other obligation on behalf of the other.

c) Entire Agreement; Amendment or Waiver. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and therein and all prior discussions, negotiations, agreements, correspondence and understandings, whether oral or written, between Consultant and SSI with respect to the subject matter hereof are merged herein and superseded hereby. No provision of this Agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought.

d) Severability. If any term or provision of this Agreement is construed by any court of competent jurisdiction to be illegal or unenforceable, such term or provision shall not be enforced to the extent that it is illegal or unenforceable, and all other provisions and terms of this Agreement shall remain in full force and effect.

e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., and the parties hereto expressly consent to the exclusive jurisdiction and venue of the state and federal courts governing Winnebago County, Wisconsin, for purposes of the enforcement of this Agreement and/or disputes relating to the Business Ideas.

SCHOOL SPECIALTY, INC.

Signed:

Printed Name:

Title:

Date:

CONSULTANT

Signed:

Printed Name:

Date: